CELL MEDX CORP. OTC: CMXC
FOR IMMEDIATE RELEASE JANUARY 27, 2015

Cell MedX Corp. (CMXC) Disavows Coverage by The Moskowitz Report and The SmallCap Network.

Las Vegas, Nevada, January 27, 2015, Cell MedX Corp. (OTC:CMXC), (the “Company”) has become aware of a paid report on the Company prepared and published by The Moskowitz Report dated Winter 2015, and additional reports on the Company prepared by James E. Brumley as a contributor for, and published by, the Small Cap Network dated January 13, 2015, January 21, 2015, and January 26, 2015.  The Company believes that the above referenced reports do not provide an accurate portrayal of the Company, its business or its future prospects.  Furthermore, the Company has not approved, authorized or participated in the creation of the reports prepared and published by The Moskowitz Report, the Small Cap Network, or any other third parties.  The Company advises investors not to rely on these reports for information regarding the Company.

For accurate information regarding the Company, please consult the Company’s filings with the United States Securities and Exchange Commission, which may be viewed on the Commission’s website at www.sec.gov or on the Company’s website at www.cellmedx.com/investors/sec-filings.

About Cell MedX Corp.:

Cell MedX Corp. is an early development stage company focused on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes by developing technologies to help manage the illness and related complications.  Through its wholly owned subsidiary, Avyonce Cosmedics Inc., Cell MedX Corp. is also engaged in the resale and marketing of spa technology and equipment.

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty
Chief Executive Officer and President.

SOURCE: Cell MedX Corp.
For further information about Cell MedX Corp. please visit the Company's website at http://www.cellmedx.com. Or phone us at 310-230-2300 x-1